Exhibit 10.14

CONFIDENTIAL EMPLOYMENT AGREEMENT

This CONFIDENTIAL EMPLOYMENT AGREEMENT (“Agreement”), dated as of, • is entered into between GFL ENVIRONMENTAL INC. (the “Company”), and PATRICK DOVIGI (the “Executive”).

WHEREAS, the Company is in the business of the provision of environmental services, including solid waste, infrastructure and soil remediation and liquid waste management services;

WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Company;

WHEREAS, the Company and the Executive are parties to a confidential employment agreement dated November 14, 2014 and an amending agreement dated December 31, 2015; and

WHEREAS, the Company and the Executive wish to amend those terms as reflected in the current written agreement, effective and conditional on the closing of the Company’s initial public offering of subordinate voting shares and concurrent listing on the New York Stock Exchange and Toronto Stock Exchange (the “IPO”) and such date, the “Effective Date”), which will supersede and replace the prior employment agreement in its entirety; provided, that should the closing of the IPO fail to occur for any reason, this Agreement shall become null and void and have no effect, and any and all rights and obligations of the parties hereunder shall automatically terminate.

IT IS THEREFORE AGREED AS FOLLOWS:

ARTICLE 1
EMPLOYMENT DUTIES AND ACCEPTANCE

Section 1.1                                   Employment by the Company

The Company shall employ the Executive, for itself and its subsidiaries and affiliates, to render exclusive and full-time services in the capacity of President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company, all in accordance with the terms contained in this Agreement.

Section 1.2                                   Duties and Responsibilities

The Executive shall have duties and responsibilities consistent with the title of President and Chief Executive Officer, subject to the oversight and direction by the Board of Directors of the Company. The Executive shall devote all of the Executive’s working time and best efforts to the business and affairs of the Company. The Executive shall not, without the prior approval of the Board of Directors of the Company, whether for compensation or otherwise, directly or indirectly, alone or as a member of any partnership or other organization, be actively engaged in or concerned with any other business duties or personal pursuits which interfere with the performance of the Executive’s responsibilities under this Agreement.

Section 1.3                                   Acceptance of Employment by the Executive

The Executive accepts such employment and shall render the services described above. Subject to appointment by the Company’s Board of Directors as such, and upon acceptance by the Executive, the Executive may also serve as an officer of any other entity controlled by the Company, and as a director of the Company and of any other entity controlled by or under common control with the Company, in each case without any compensation therefor other than that specified in this Agreement.

Section 1.4                                   Place of Employment

The Executive’s principal place of employment shall be the Company’s offices in Vaughan, Ontario, subject to such reasonable travel as the rendering of the services hereunder may require. The Company shall not relocate the Company’s current offices in Vaughan, Ontario, nor can it relocate the Executive’s primary place of work from Vaughan, Ontario, without the Executive’s prior written consent.  As the President and Chief Executive Officer of the Company, it is understood that the Executive retains absolute discretion regarding the location from which he will discharge his duties, be it while travelling on Company business, in person at the Company’s offices in Vaughan, Ontario or remotely.

ARTICLE 2
TERM OF EMPLOYMENT

The stated term of employment under this Agreement shall commence on the Effective Date and shall continue for an indefinite period, unless earlier terminated in accordance with Article 5 of this Agreement (the “Term”); provided, however, that the Company acknowledges and agrees that the Executive’s employment with the Company commenced December 24, 2007 and such years of service shall be and are recognized for all purposes.

ARTICLE 3
COMPENSATION

Section 3.1                                   Salary

As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive an initial annualized salary of $1,250,000, payable not less frequently than monthly (the “Base Salary”). On or about January 1 of each year of the Term, the Executive’s Base Salary will be increased for inflation (based on the Consumer Price Index) and the Board of Directors shall review the Executive’s performance and make any additional increases to the Executive’s Base Salary as it deems appropriate in its sole discretion. The Executive’s Base Salary shall not be decreased during the Term.

Section 3.2                                   Annual Cash Bonus

The Executive will be eligible to earn an annual cash bonus (the “Bonus”) in respect of each fiscal year of the Company, with a target of 150% of Base Salary, and such target may be increased to a maximum of 200% of Base Salary, at the sole discretion of the Company’s Board of Directors. The actual Bonus amount, if any, will be based upon the achievement of applicable performance targets established by the Company’s Board of Directors and will be payable in cash at the same time annual bonuses are generally payable to other senior executives of the Company, subject to the Executive’s continued employment through the applicable payment date (unless provided otherwise in Article 5, including the Executive’s entitlement to the Accrued Obligations).

Section 3.3                                   Retention Bonus

The Executive will be eligible to earn a retention bonus of $1,500,000 for each completed six (6) month period of employment from the Effective Date to the forty-second (42nd) month following the Effective Date (the “Retention Bonus”).   Should the Executive remain actively employed as of the forty-second (42nd)  month following the Effective Date (and for clarity, “actively employed” does not include a period of notice or payment in lieu of notice pursuant to Article 5 of this Agreement), thereafter the Retention Bonus amount shall increase to $4,500,000 for each completed six (6) month period of employment until the fifth (5th) anniversary of the Effective Date. The Retention Bonus shall be payable semi-annually in arrears, at a time to be determined by the Company, subject to the Executive’s continued employment through the applicable payment date (unless provided otherwise in Article 5, including the Executive’s entitlement to the Accrued Obligations).

The Executive’s eligibility for a Retention Bonus shall cease upon the earlier of: (i) the first day following the fifth anniversary of the Effective Date, or (ii) the termination of the Executive’s employment with the Company, for any reason.  In order to receive a Retention Bonus, the Executive cannot have, as of the applicable payment date: (x) resigned or notified the Company of the resignation of his employment with the Company; or (y) been terminated for Cause.  For certainty, if the Executive’s employment is terminated without Cause, the Executive shall be paid the outstanding portion of the $24,000,000 aggregate Retention Bonus, within sixty (60) days of the termination date.

Section 3.4                                   Participation in Employee Benefit Plans

The Executive shall continue to participate on the same terms in any group life, medical insurance plan, retirement plan, long and short term disability plans or similar employee benefit plan of the Company that is available generally to other senior executives and managers of the Company, under the terms of such plan in effect from time to time, and other medical, dental or other types of benefits required by the Executive to maintain his health and viability as a key employee of the Company (collectively, the “Benefit Plans”). The Company may amend or terminate its Benefit Plans at any time in its discretion by providing notice in accordance with applicable law.

Section 3.5                                   Participation in Long Term Incentive Plan

The Executive will be eligible to participate in the Company’s omnibus long term incentive plan (the “LTIP”) in accordance with its terms.  Grants pursuant to the LTIP shall be made via separate agreement, and an award in one year does not guarantee that an award will be made in a subsequent year.

Section 3.6                                   Expenses

Subject to policies applicable to senior executives of the Company generally, as may from time to time be established by the Board of Directors, the Company shall pay or reimburse the Executive for reasonable travel, entertainment and other business expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, and which expenses are consistent with the Company’s policies in effect from time to time with respect to such travel, entertainment and other business expenses, upon presentation of expense statements or vouchers or such other supporting information as it may require.

Section 3.7                                   Vacation

The Executive shall be entitled to four weeks of vacation annually, subject to accrual in accordance with the Company’s vacation policy.

Section 3.8                                   Car Allowance

The Executive shall be entitled to the use of an automobile, provided that the total cost (inclusive of all taxes, levies, delivery charges and operating and other expenses) to the Company for the acquisition and the Executive’s operation of such automobile shall not exceed $125,000 per annum, with a new automobile being provided every 12 months during the Term and the Company receiving the benefit of any trade-in. As a condition to the reimbursement of such expenses, the Executive shall provide the Company with receipts for expenses incurred. The Executive agrees that he shall operate the automobile in accordance with the terms of any applicable insurance policy in force from time to time.

Section 3.9                                   Corporate Plane

As the Company’s most senior and strategic officer and an integral part of the Company’s business, the Company wishes to ensure the Executive’s safe and efficient air travel. Accordingly, the Executive agrees that he shall employ the Company’s corporate plane or, if not available, alternate similar private charter jet airways for all travel; it being understood that in fulfilling his obligations hereunder the Executive may permit members of his family or other third parties to accompany him. As an essential executive of the Company, these same considerations of safety and efficiency apply to the Executive’s personal travel.  Accordingly, the Executive shall use the Company’s corporate plane or a private charter jet for travel for personal purposes. As the Company uses its plane or charters jets primarily for business purposes, the value to the Executive of such personal use shall be considered to be the incremental variable costs to the Company associated with such personal use, such as fuel, crew travel expenses, on-board catering, landing fees and trip-related hangar/parking charges and shall not be considered to include any fixed costs of ownership or operation such as pilot salaries, purchase costs and non-trip related maintenance.

ARTICLE 4
EXECUTION OF CONFIDENTIALITY, NON-COMPETITION AND WORK PRODUCT ASSIGNMENT AGREEMENT

As a condition of employment with the Company, the Executive shall execute and comply with the Confidentiality, Non-Competition and Work Product Agreement, attached hereto as Exhibit “A” and incorporated by reference in its entirety into this Agreement. For the avoidance of doubt the Confidentiality, Non-Competition and Work Product Assignment Agreement (Exhibit “A”) to this Agreement) shall survive the termination of this Agreement, including in the event of the termination of the Executive’s employment for any reason.

ARTICLE 5
TERMINATION

Section 5.1                                   Termination for Cause

The Company may at any time by written notice to the Executive terminate the Executive’s employment for Cause (as defined below) and the Executive shall be entitled only to receive the Accrued Obligations (as defined below) payable through the date of termination; provided that for purposes of this Section 5.1 Accrued Obligations will be deemed not to include the component in clause (d) of the definition of that term, and any other entitlements required by the ESA (as defined herein).

Section 5.2                                   Termination without Cause or Resignation for Good Reason

The Company may terminate the Executive’s employment with the Company without Cause or the Executive may resign his employment for Good Reason as set out below. Following such a termination/resignation, so long as the Executive has not breached the Confidentiality, Non-Competition and Work Product Assignment Agreement and the Executive has entered into an effective general release of claims in a form as attached at Exhibit “B”, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:

(1)                                 A payment equal to three (3) times the Executive’s Total Compensation, payable in substantially equal installments during the twelve (12) month period following termination (the “Severance Period”) in accordance with the Company’s regular payroll practices. If the Executive’s minimum entitlements to notice of termination, severance pay, and benefit plan contributions, if any, under Employment Standards Act, 2000 (Ontario), as amended (the “ESA”) are greater than the payments set out in this Section 5.2(1), the Executive is entitled to such greater entitlements; and

(2)                                 Continuation of the Executive’s participation in the Company’s group insurance benefits, the use of the automobile and the benefits associated with same during the Severance Period.

Section 5.3                                   Termination upon Death

If the Executive dies while employed by the Company, this Agreement shall terminate and the Executive’s estate shall be entitled only to receive the Accrued Obligations payable through the date of such death; provided however that the Company shall maintain and continue the Benefit Plans previously enjoyed by and for the benefit of the dependents of the Executive for a period of at least 12-months thereafter.

Section 5.4                                   Termination upon Disability

Subject to any duty under applicable law to accommodate, if the Executive becomes physically or mentally disabled while employed by the Company (whether totally or partially, so that the Executive is unable substantially to perform the Executive’s services hereunder as determined, in good faith, by the Board of Directors following consultation with medical advisors selected by the Board of Directors) for (a) a period of six consecutive months, or (b) for shorter periods aggregating six months during any 12 month period (in each of clauses (a) and (b), such time periods shall include any legally required leaves of absence or accommodation), the Company may, by written notice to the Executive, terminate the Executive’s employment. In the event of termination of the Executive’s employment by the Company by reason of disability, the Executive shall be entitled only to receive the Accrued Obligations payable through the date of termination, plus such other minimum payments and benefits as may be required pursuant to the ESA; provided however that the Company shall maintain and continue the Benefit Plans previously enjoyed by and for the benefit of the Executive and his dependents for a period of at least 12-months thereafter.

Section 5.5                                   Termination by Executive without Good Reason

The Executive may terminate employment with the Company upon giving at least 30 days advance written notice to such effect to the Company. In the event the Executive’s employment is terminated by the Executive, the Executive shall be entitled only to receive the Accrued Obligations payable through the date of such termination; provided that for purposes of this Section 5.5 Accrued Obligations will be deemed not to include the component in clause (d) of the definition of that term. The Company reserves the right to waive the notice period, or any portion thereof, for no consideration.

Section 5.6                                   Change of Control

Should the Company terminate the Executive’s employment on a without cause basis within the eighteen (18) month period following a Change of Control, and so long as the Executive has not breached the Confidentiality, Non-Competition and Work Product Assignment Agreement and the Executive has entered into an effective general release of claims in a form as attached at Exhibit “B”, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:

(1)                                 A payment equal to three (3) times the Executive’s Total Compensation, payable in substantially equal installments during the twelve (12) month period following termination (the “Change of Control Severance Period”) in accordance with the Company’s regular payroll practices. If the Executive’s minimum entitlements to notice of termination, severance pay, and benefit plan contributions, if any, under Employment Standards Act, 2000 (Ontario), as amended (the “ESA”) are greater than the payments set out in this Section 5.6(1), the Executive is entitled to such greater entitlements; and

(2)                                 Continuation of the Executive’s participation in the Company’s group insurance benefits, the use of the automobile and the benefits associated with same during the Change of Control Severance Period.

Section 5.7                                   Mitigation

The Executive shall not be required to mitigate the amount of any payments provided for under Section 5.2 or Section 5.6 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 5.2 or Section 5.6 be reduced by any compensation earned by the Executive as a result of employment by another employer after the effective date of termination, or otherwise.

Section 5.8                                   Interpretation:

For purposes of this Agreement:

“Accrued Obligations” means as of the date of the Executive’s termination, (a) the Executive’s earned but unpaid Base Salary and vacation pay, if any, through such date, (b) any unreimbursed business expenses payable to the Executive pursuant to applicable Company policy, (c) any Bonus earned but not previously paid to the Executive with respect to the fiscal year preceding the fiscal year in which such date of termination occurs, (d) any Retention Bonus earned but not previously paid to the Executive with respect to the fiscal year preceding the fiscal year in which such date of termination occurs; and (d) a pro rated Bonus for the period of active employment in the fiscal year in which the date of termination occurs, calculated at target.

“Cause” means (i) the Executive’s conviction of, any criminal offence punishable by imprisonment or any crime of moral turpitude, (ii) the Executive’s gross negligence or material, intentional misconduct in the performance of the Executive’s duties to the Company, following notice to the Executive and the failure of the Executive to cure such repeated conduct within a 30 day period after receiving such notice, (iii) the Executive’s fraud or willful dishonesty or material misrepresentation intended to result in direct or indirect gain or personal enrichment at the expense of the Company or its equity holders, (iv) other intentional conduct of the Executive that materially injures the Company or its reputation including but not limited to knowingly participating or allowing accounting or tax improprieties, bribery, embezzlement or theft, (v) the Executive’s material breach of this Agreement or the Confidentiality, Non-Competition and Work Product Assignment Agreement, or (vi) other conduct by the Executive which would be treated as cause by the courts of the Province of Ontario, Canada.

“Change of Control” means:

a)                   any merger, amalgamation or consolidation of the Company into or with another entity (except one in which the holders of the shares in the capital of the

Company immediately prior to such merger, amalgamation or consolidation continue to hold at least a majority of the voting power of the shares of capital in the surviving or continuing corporation);

b)                   any sale of all or substantially all of the assets of the Company;

c)                    any other transaction or series of transactions pursuant to, or as a result of, which a single person (or group of affiliated persons) acquires (from the Company or directly from the shareholders of the Company) or holds shares of capital in the Company representing a majority of the Company outstanding voting power, including a Share Sale (as defined in the Shareholders Agreement), or

d)                   a sale (or multiple sales) of one or more subsidiaries of the Company (whether by way of merger, amalgamation, consolidation, reorganization or sale of all or substantially all assets or securities) which constitute all or substantially all of the consolidated assets of the Company and its subsidiaries; but not including an Initial Public Offering.

“Good Reason” shall mean and shall be deemed to exist if, without the prior express written consent of the Executive, (i) the Executive suffers a material demotion in his title or position as it existed on the date of this Agreement; (ii) the Executive suffers a material reduction in his duties, responsibilities, reporting objectives or effective authority associated with his title and position; (iii) the Executive’s Base Salary is decreased by the Company; or (iv) the Company breaches this Agreement, including without limitation failing to pay the Executive’s compensation or to provide for the Executive’s benefits within 30 days of when due. To resign with Good Reason, the Executive must give the Company written notice of his resignation for Good Reason within 9 months after the initial occurrence of any such event, the Company must have 30 days to cure such event, and the Executive must resign within 30 days after the Company’s failure to cure such event, in order for Executive’s resignation with Good Reason to be effective hereunder.

“Total Compensation” means the sum of the Executive’s Base Salary and the Bonus received by the Executive in respect of the fiscal year immediately prior to the year in which the termination date occurs.

ARTICLE 6
OTHER PROVISIONS

Section 6.1                                   Notices

Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied (with a confirming copy by overnight delivery service or first class mail), sent by overnight delivery service with delivery signature required, or sent with return receipt requested by certified, registered, or express mail, postage prepaid to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, as follows:

if to the Company, at:

GFL Environmental Inc.
100 New Park Place, Suite 500
Vaughan, ON L4K 0H9

Attention: Mindy Gilbert
Email: General Counsel

if to the Executive, at:

100 New Park Place, Suite 500
Vaughan, ON L4K 0H9

Attention: Patrick Dovigi
E-mail: pdovigi@gflenv.com

Section 6.2                                   Entire Agreement

This Agreement (including the documents attached hereto as Exhibit “A” and Exhibit “B” ) constitutes the entire agreement among the parties and supersedes and nullifies any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. The parties acknowledge and agree that this Agreement shall be interpreted to comply with the ESA and it is the intention of the parties to comply with the ESA.

Section 6.3                                   Waivers and Amendments

This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties making specific reference to this Agreement, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 6.4                                   Governing Law

This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereby attorn to the exclusive jurisdiction of the courts of the Province of Ontario and all Canadian courts competent to hear appeals therefrom. The parties waive and agree not to assert any defense that the court lacks jurisdiction or that venue is improper or inconvenient.

Section 6.5                                   Acknowledgments

The Executive acknowledges that the Executive has read this entire Agreement, has had the opportunity to consult with an attorney, and fully understands the terms of this Agreement.

The Executive is satisfied with the terms of this Agreement and agrees that its terms are binding upon the Executive and the Executive’s heirs, assigns, executors, administrators, and legal representatives.

Section 6.6                                   Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive’s right to compensation and benefits hereunder, which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or amalgamation or plan of arrangement in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes by operation of law or in a writing duly executed by the assignee or transferee all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law, as if no such assignment or transfer had taken place. Notwithstanding the foregoing, all of the rights and obligations of the Company hereunder may be assigned to and assumed by a subsidiary or affiliate of the Company pursuant to a written assignment and assumption agreement in form reasonably satisfactory to the Company and such assignee shall thereafter be the “Company” hereunder. Following such assignment and assumption, the Company shall have no liability under this Agreement.

Section 6.7                                   Counterparts

This Agreement may be executed in two or more counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 6.8                                   Headings

The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement

Section 6.9                                   Severability

If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any federal, provincial, foreign, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.10                            Currency

All references to dollars and cents in this Agreement are to the lawful currency of the United States.

Section 6.11                            Deductions and Withholdings

The Company shall be entitled to make such deductions and withholdings from the Executive’s Base Salary, Bonus and other compensation and benefits as may be required by law or otherwise authorized by the Executive, and when such deductions are properly remitted to the applicable crown or governmental agency, the Company’s obligations in respect thereof shall thereby be satisfied to the extent of such deductions and withholdings.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

GFL ENVIRONMENTAL INC.

By:
	Name:	Paolo Notarnicola
	Title:	Director

Executive:
PATRICK DOVIGI

Signature Page to Confidential Employment Agreement

EXHIBIT “A”
CONFIDENTIALITY, NON-COMPETITION AND WORK
PRODUCT ASSIGNMENT AGREEMENT

This Confidentiality, Non-Competition and Work Product Assignment Agreement (“Agreement”) is entered into between GFL ENVIRONMENTAL INC., including its parents, successors, subsidiaries and affiliated companies, (collectively, the “Company”) and Patrick Dovigi, who is employed as the President and Chief Executive Officer of the Company (“Executive”). The Company and Executive, each intending to be fully and mutually bound, and in consideration of Executive’s employment with the Company, agree as follows:

Acknowledgement

1.                                      Executive acknowledges that this Agreement is necessary for the protection of the legitimate and protectable business interests of the Company in its customer relationships, customer goodwill, accounts, prospects, employees, and confidential and proprietary information.

Confidential Information

2.                                      During Executive’s employment with the Company, Executive has been granted and will be granted access to confidential, proprietary and/or trade secret information of the Company. This information includes any information, however communicated or recorded, relating to the business or affairs of the Company, and includes, but is not limited to, any information of a commercial, operational, technical or financial type and specifically all information relating to any apparatus, process, training, formula or product, corporate opportunities, research, financial and sales data, pricing and trading terms, leases, operating costs, evaluations, interpretations, remuneration strategies and plans, acquisition prospects, the identity of customers, accounts or their requirements, the identity of key client contacts, clients lists, sales and marketing strategies, prospective names and marks and any trade secret (hereafter collectively referred to as “Confidential Information”). Confidential Information does not include:

(a)                                 the general skills, general knowledge and experience gained during the Executive’s employment;

(b)                                 information publicly known without breach of this Agreement; or,

(c)                                  information, the public disclosure of which is required to be made by any law, regulation, governmental authority or court (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company where it is within the Executive’s control to provide such notice, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

3.                                      Executive must not disclose Confidential Information to any person except in the proper performance of Executive’s job duties or with the Company’s prior written consent, unless compelled by law. Executive may not make a copy or other record of Confidential

Information except in the proper performance of Executive’s job duties. In addition, Executive must not use Confidential Information for a purpose other than for the benefit of the Company. If Executive is uncertain as to whether certain information is Confidential Information, Executive shall treat that information as Confidential Information unless Executive is advised in writing by the Company to the contrary.

4.                                      Upon termination of employment, or at any time at the request of the Company, Executive must immediately deliver to the Company all documents or other things in Executive’s possession, custody or control on which any Confidential Information is stored or recorded, whether in writing or in electronic or other form. Executive’s obligations with respect to Confidential Information will continue after the termination of the employment relationship.

Intellectual Property

5.                                      Executive acknowledges and agrees that all written materials, articles, presentations, figures, notes, diagrams, discoveries, ideas, developments, processes, plans, designs, formulas, specifications, programs, including computer software, and any other matter or work whatsoever, which Executive may conceive, create or develop, whether alone or with others, during Executive’s employment with the Company and applicable to the business of the Company, or made on Company time or with Company resources, regardless of whether or not conceived, created or generated at the direction of the Company or created during or outside of work hours (hereafter “Works”), is the exclusive property of the Company. Executive shall acquire no proprietary interest in or to any such Works.

6.                                      Executive agrees to disclose to the Company all Works, whether capable of attracting intellectual property rights or not, whether patentable, registerable or copyrightable. All Works shall be considered “work for hire” and to the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Work, Executive hereby assigns to the Company (or any person or entity designated by the Company) all of his right, title and interest in and to all Works and all related patents, patents application, copyrights and copyright applications.

7.                                      Executive further agrees to do all such things as may be requested by the Company to confirm or protect the Company’s title in the intellectual property rights in the Works, including: (i) assigning to the Company all existing and future intellectual property rights in the Works (whether during or after the termination of the employment) at the Company’s expense; (ii) applying, executing any instrument and undertaking to do all things reasonably requested by the Company to vest the registration of title or other similar protection to the Company; and (iii) ensuring all intellectual property rights in the Works become the absolute property of the Company. If the Company is unable for any other reason to secure Executive’s signature to apply for or to pursue any application for intellectual property rights concerning any Works, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to execute and further the prosecution and issuance of such applications or registrations with the same legal force and effect as if executed by Executive himself. Executive agrees that his obligations with respect the

Works will survive the termination of his employment with the Company and will be enforceable at any time at law or in equity and will continue to the benefit of and be enforceable by the Company.

8.                                      Executive warrants that the use of all Works assigned to the Company under this section will not infringe any other person or entity’s intellectual property or other rights and that the Company (and its authorized agents) will be entitled to use the Works without the consent of any other person.

Non-Solicitation and Non-Interference

9.                                      Executive agrees that while Executive is employed by the Company and for a period of 12 months following Executive’s termination of employment for any reason, Executive will not, directly or indirectly:

(a)                                 solicit, contact or divert, or attempt to solicit, contact or divert, for the purpose of selling or providing goods or services that are competitive with the goods or services offered by the Company, any clients, customers or accounts of the Company with whom Executive had business dealings or introductions, or about which Executive had Confidential Information, during the Executive’s employment with the Company;

(b)                                 solicit, recruit or induce any officer, director, employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company, provided that, for clarity, general advertisements placed in newspapers and other publications shall not constitute solicitation; or

(c)                                  interfere with or attempt to interfere with any relationship, contractual or otherwise, between the Company and its customers, vendors, distributors or agents.

Non-Competition

10.                               In order for the Company to protect its Confidential Information, client relations, goodwill and other protectable interests, Executive agrees that while Executive is employed by the Company and for a period of 12 months following Executive’s termination of employment for any reason, Executive will not, directly or indirectly, whether as an employee, consultant, advisor, contractor, owner, investor, manager, director, officer, partner, lender, shareholder (other than as a passive shareholder of no more than 1% of a publicly-held corporation), or in any other capacity, be involved in the Territory in activities that are competitive with the business of the provision of environmental services, including solid waste, infrastructure and soil remediation and liquid waste management, or any other business reasonably anticipated to be conducted by the Company within the following year as reflected in the most recent business plan approved by the Board, or provide services to any person, firm or entity that engages in such activities in the Territory. “Territory” means each province in Canada and each state in the United States in which the Company has meaningful business activities at the time of Executive’s termination of employment or reasonably anticipated to have meaningful activities within the following year as reflected in the most recent business plan approved by the Board.

Miscellaneous

11.                               Executive acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Agreement may cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without posting a bond.

12.                               Executive agrees that the Company may notify anyone employing Executive or evidencing an intention to hire Executive as to the existence and provisions of this Agreement.

13.                               Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, enforceable and valid. If any one or more of the provisions of this Agreement shall be declared illegal, unenforceable or ineffective, those provisions shall be deemed severable, such that all other provisions of this Agreement shall remain valid, enforceable and binding upon both parties.

14.                               The construction, interpretation and performance of this Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. Executive hereby attorns to the jurisdiction of the courts of the Province of Ontario in connection with any suit, action or other proceeding concerning or arising out of this Agreement. Executive waives and agrees not to assert any defense that the court lacks jurisdiction or that venue is improper or inconvenient.

15.                               No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

16.                               This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, provided however that the obligations of the Executive are personal and shall not be assigned by the Executive.

17.                               Executive acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue Executive’s employment for any specific period of time.

18.                               This Agreement represents the full and final understanding of the parties with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings regarding this subject matter, and may be modified only by a written agreement signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

GFL ENVIRONMENTAL INC.

By:
	Name:	Paolo Notarnicola
	Title:	Director

Executive:
PATRICK DOVIGI

Signature Page to Confidential Employment Agreement

EXHIBIT “B”
MUTUAL RELEASE

THIS IS A FULL AND FINAL MUTUAL RELEASE between GFL Environmental Inc. (the “Company”) and Patrick Dovigi (the “Executive”) of all claims arising out of the Executive’s employment with the Company (the “Executive’s Tenure”).

THE COMPANY AND EXECUTIVE desire to fully and finally settle and release all claims, liabilities, demands and issues known and unknown relating to the Executive’s Tenure except as noted herein.

NOW THEREFORE in consideration of and subject to the discharge of the obligations set out in Section 5.2 of the Employment Agreement (the “Agreement”) executed by the parties and other good and valid consideration the receipt of which is hereby acknowledged:

1.                                      The Executive and the Company hereby fully and forever mutually release and discharge each other (including all of their respective heirs, executors, administrators, personal representatives, predecessors, parent corporations, affiliates, successors, assigns, officers, and agents) from any and all liability whatsoever, whether joint or several, in respect of all claims, demands, actions and suits whatsoever that now exist, have existed or shall exist arising out of the Executive’s Tenure, except that the Company does not release the Executive from or in respect of past and future claims (i) arising out of fraud in respect of the business, assets and affairs of the Company, (ii) arising out of any act or omission that would constitute grounds for termination of Executive’s employment for Cause (as defined in the Agreement), (iii) in respect of any conduct for which the Executive would not be eligible for indemnification under the Company’s organizational documents, director’s and officer’s insurance policy or applicable law, or (iv) in respect of which the members of the Board of Directors of the Company have no knowledge of as of the date hereof. The Executive specifically releases the Company’s shareholders and their Executives, officers and employees from all such claims covered by this paragraph 0.

2.                                      The Executive and the Company agree that the consideration set out in the Agreement is not an admission of liability on the part of either of them.

3.                                      The Executive and the Company agree that this Release does not apply to the following:

(a)                                 the rights and obligations of the Executive or the Company (including all of their respective heirs, executors, administrators, personal representatives, predecessors, parent corporations, affiliates, successors, assigns, officers, and agents) under the Confidentiality, Non-Competition and Work Product Assignment Agreement executed by the parties or any other agreement or instrument between or among or in favour of the Executive and/or the Company (including all of their respective heirs, executors, administrators, personal representatives, predecessors, parent corporations, affiliates, successors, assigns, officers, and agents), including under the Company’s unanimous shareholders agreement;

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(b)                                 any rights the Executive may have to indemnity under applicable law, the by-laws of the Company, or any agreement of indemnity or similar covenant of the Company in favour of the Executive; and

(c)                                  the Executive’s rights to contribution or indemnification with respect to coverage under any applicable director’s and officer’s insurance policy of the Company.

4.                                      The Executive and the Company each agree not to make any claim or take any proceeding in connection with any of the claims released by virtue of these presents against any other person, corporation or partnership who might claim contribution, indemnity or other relief from the Executive or the Company by virtue of said claim or proceeding.

5.                                      The Executive and the Company hereby expressly acknowledge that each has had an opportunity to seek independent legal advice with reference to the matters addressed in it and the terms of settlement contained in the Agreement. Except as provided herein, each party voluntarily agrees to said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

6.                                      The Executive and the Company agree that this Full and Final Mutual Release may be executed in two counterparts, each of which will be deemed to be an original and both of which taken together shall constitute one instrument.

IN WITNESS WHEREOF the Executive and the Company have set their respective hands and seals or affixed it corporate seal duly attested by the hands of its proper officers on its behalf.

DATED at                           this         day of                         , 20  .

GFL ENVIRONMENTAL INC.

By:
Name:
Title:

Witness	PATRICK DOVIGI

Signature Page to Confidential Employment Agreement

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